Exhibit 99.1

BIOLASE Reports Second Quarter Results

BIOLASE Reports First Half Sales of $29.2 Million for a 49% Increase Over the First Half of 2003

SAN CLEMENTE, Calif., July 27 /PRNewswire-FirstCall/ — BIOLASE Technology, Inc. (Nasdaq: BLTI), a medical technology company that develops, manufactures and markets lasers and related products focused on improving dental procedures, announced today reported financial results for the three month and six month periods ended June 30, 2004.

Net sales for the second quarter of 2004 were $14.8 million compared to net sales of $10.4 million for the three months ended June 30, 2003. Sales of the Company’s principal product, the Waterlase(R) system, for the second quarter of 2004 comprised 82% of sales, compared to 81% of sales in the second quarter of 2003.

Net sales for the first half of 2004 were $29.2 million, representing a year-over-year growth rate of 49% when compared to first half net sales for 2003 of $19.6 million.

Gross profit for the second quarter of 2004 was $9.7 million, an increase of approximately 53% over gross profit of $6.4 million for the prior year same period. Gross margin was 66% for the second quarter of 2004 compared to 61% for the second quarter of 2003.

Operating expenses were $8.7 million for the second quarter of 2004 compared to $5.2 million for the second quarter of 2003. Sales and marketing expenses were $6.2 million for the second quarter of 2004 or 42% of sales, as compared to $3.6 million for the prior year same period or 35% of sales. The increase in sales and marketing is related to the expansion of our sales force as well as increased marketing expenses related to new and ongoing associations with education and dental institutes. General and administrative costs were $1.8 million for the second quarter of 2004 or 12% of sales, as compared to $1.0 million for the second quarter of 2003 or 10% of sales. Increases in general and administrative expenses are due mostly to increased costs associated with legal and professional fees, insurance costs and shareholder communication expenses associated with the Company’s proxy and annual report distribution. Engineering and development costs were $706,000 for the second quarter of 2004 or 5% of sales, as compared to $521,000 for the prior year same period or 5% of sales.

Income before income taxes was $1.2 million for the second quarter of 2004 compared with $1.3 million for the second quarter of 2003.

After the provision for income tax of $461,000, net income for the second quarter of 2004 was $716,000, or $0.03 per fully diluted share. For the second quarter of 2003, net income with no provision for income tax was $1.3 million, or $0.05 per fully diluted share.

When comparing the second quarter of 2004 to the prior year same quarter, the results are not directly comparable. In the second quarter of 2003, we recognized revenue essentially on a cash basis for domestic sales; whereas we currently recognize revenue on an accrual basis at the time of shipment.

Additionally, no income tax expense was recognized in the second quarter of 2003 because the Company had not determined at that time that the realization of its deferred tax assets were more likely than not realizable.

To improve the understanding and comparability of the results for the second quarter of 2004 with the second quarter of 2003, the Company believes it is important to present certain information not in accordance with generally accepted accounting principles (non-GAAP) for the second quarter of 2003 which (1) presents operating results as though the revenue recognition policy for the second quarter of 2004 was applicable to the second quarter of 2003 and (2) presents net income for the second quarter of 2003 as though the valuation reserves on deferred tax assets had been reduced prior to 2003 instead of the end of 2003.

These non-GAAP numbers are not in accordance with generally accepted accounting principles but are presented to provide a clearer understanding of the impact to the Company’s results for changes in revenue recognition and income tax expense. You should not consider this presentation in isolation or as a substitute for analyzing our results under GAAP.

	Three months ended June 30, 2004 GAAP	Three months ended June 30, 2003 GAAP	Three months ended June 30, 2003 Non-GAAP
Net sales	$14.8 million	$10.4 million	$11.1 million
Gross profit	$9.7 million	$6.4 million	$6.9 million
Income from operations	$1.0 million	$1.2 million	$1.7 million
Income before tax	$1.2 million	$1.3 million	$1.7 million
Provision for income tax	$461,000	—	$663,000
Net income	$716,000	$1.3 million	$1.0 million
Net income per fully diluted share	$0.03	$0.05	$0.05

Jeffrey W. Jones, CEO and President, stated, “Although our results for the second quarter are below analyst expectations, we ended the quarter on a strong note with solid momentum heading into the second half of 2004. The Company exceeded analyst expectations in the first quarter while second quarter results reflect lower than analyst expectations. For the past three years, we historically generated approximately 42% to 43% of our sales in the first half of the year, so we anticipate our year-over-year sales growth for fiscal 2004 to be in the range of 40% to 50%. We expect revenue for the third quarter of 2004 to be in the range of $15 million to $16 million and for the fourth quarter to be in the range of $23 million to $25 million. Based on the fact that 57% to 58% of our revenue is generated in the second half of the year, we believe our first half revenue and guidance for the coming quarters are in line with achieving our fiscal year revenue targets of $68 million to $69 million for 2004.”

“We are focusing on increased penetration to the largest potential market for medical lasers. We believe the mid- and long-term success and health of the Company requires a continued investment in education, sales and marketing and product development. And as we continue our expected revenue growth, we anticipate that our mid- and long-term gross and operating margins will expand accordingly.”

“We are pleased to report on the Company’s two recent corporate finance initiatives. First, the Company has been active in the market over the past week in repurchasing shares. As a management team, we firmly believe in the Company’s long-term outlook and believe that a share repurchase represents a great use of the Company’s capital today. Second, we announced the Board’s decision to declare a regular cash dividend of $0.01 per share every other month. We believe that a consistent dividend program is a strong sign of BIOLASE’s financial strength.”

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$14,805,000	$10,375,000	$29,230,000	$19,589,000
Cost of sales	5,104,000	4,015,000	10,242,000	7,362,000
Gross profit	9,701,000	6,360,000	18,988,000	12,227,000
Operating expenses:
Sales and marketing	6,182,000	3,608,000	11,924,000	7,233,000
General and administrative	1,848,000	1,036,000	3,451,000	1,880,000
Engineering and development	706,000	521,000	1,478,000	1,033,000
Total operating expenses	8,736,000	5,165,000	16,853,000	10,146,000
Income from operations	965,000	1,195,000	2,135,000	2,081,000
Gain on foreign currency transactions	81,000	62,000	34,000	108,000
Gain on forward exchange contract	—	—	22,000
Interest income	131,000	8,000	138,000	13,000
Interest expense	—	(12,000)	(21,000)	(31,000)
Income before income taxes	1,177,000	1,253,000	2,286,000	2,193,000
Provision for income taxes	(461,000)	—	(898,000)	—
Net income	$716,000	$1,253,000	$1,388,000	$2,193,000
Net income per share -
Basic	$0.03	$0.06	$0.06	$0.11
Diluted	$0.03	$0.05	$0.05	$0.10
Shares used in computing net income per share -
Basic	24,274,349	21,175,000	23,365,283	20,781,000
Diluted	26,167,543	23,037,000	25,453,236	22,446,000

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$5,374,000	11,111,000
Short-term investments	9,942,000	—
Accounts receivable, less allowance of $57,000 and $64,000 in 2004 and 2003, respectively	8,794,000	5,771,000
Inventories	5,078,000	3,752,000
Deferred tax asset	1,079,000	1,079,000
Prepaid expenses and other current assets	1,089,000	1,583,000
Total current assets	31,356,000	23,296,000

Investments	34,751,000	—
Property, plant and equipment, net	2,046,000	1,973,000
Intangible assets, net	2,532,000	2,587,000
Goodwill	2,926,000	2,926,000
Deferred tax asset, net of current portion	11,784,000	12,678,000
Other assets	31,000	1,041,000
Total assets	$85,426,000	$44,501,000

Liabilities and Stockholders’ Equity Current liabilities:
Accounts payable	$3,637,000	$3,813,000
Accrued liabilities	5,356,000	5,512,000
Line of credit	—	1,792,000
Deferred revenue	721,000	572,000
Current portion of deferred gain	63,000	63,000
Debt	—	888,000
Total current liabilities	9,777,000	12,640,000
Deferred gain	47,000	79,000

Total liabilities	9,824,000	12,719,000

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000,000 shares authorized, issued and outstanding 24,305,000 in 2004 and 21,559,000 in 2003	24,000	22,000
Additional paid-in capital	101,761,000	59,188,000
Accumulated other comprehensive loss	(290,000)	(147,000)
Accumulated deficit	(25,893,000)	(27,281,000)
Total stockholders’ equity	75,602,000	31,782,000
Total liabilities and stockholders’ equity	$85,426,000	$44,501,000

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase(R) system, is the best selling dental laser system. The Waterlase(R) system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile(TM) system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This release may contain forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements concerning the future of our industry, product and service development, business strategy, the possibility of future acquisitions, and continued acceptance and growth of our products. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “intend,” “plan,” “believe,” and variations of these words or similar expressions or other similar words or expressions. You should not place undue reliance on any forward-looking statements.

In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements and are based on current expectations and assumptions, estimates and projections about our industry, management’s beliefs and certain assumptions made by us that are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: market acceptance of new products, continued acceptance of existing products, the timing of projects due to the variability in size, scope and duration of projects, clinical study results which lead to reductions or cancellations of projects, obtaining regulatory approvals for new products, regulatory delays, the availability of competitive products, risks associated with competition and competitive pricing pressures, economic conditions generally, any of which may cause revenues and income to fall short of anticipated levels, and other factors, including estimates made by management with respect to the Company’s critical accounting policies, adverse results in litigation, general economic conditions and regulatory developments not within the Company’s control and other risks detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For further information regarding risks and uncertainties associated with BIOLASE’s business, please refer to BIOLASE’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

SOURCE BIOLASE Technology, Inc.

CONTACT: Jeffrey W. Jones, President & CEO, jjones@biolase.com, or Robert Grant, COO, rgrant@biolase.com, or Scott Jorgensen, Director of Finance & Investor Relations, sjorgensen@biolase.com, all of BIOLASE Technology, Inc., +1-949-361-1200/

Web site: http://www.biolase.com

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